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                                                                   Exhibit 10.18

                             THE NORTH FACE, INC.

                  KARL HEINZ SALZBURGER EMPLOYMENT AGREEMENT


     This Agreement is made by and between The North Face, Inc. (the "Company"), and Karl Heinz Salzburger ("Executive") as of the date set forth by the parties below.

     1.    Duties and Scope of Employment.
           ------------------------------

          (a)  Position; Employment Commencement Date; Duties.   Executive's
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employment with the Company pursuant to this Agreement shall commence on the date on which Executive has complied with applicable United States immigration laws and regulations respecting his provision of services to the Company in the United States hereunder (the "Employment Commencement Date") and shall continue, unless otherwise terminated earlier as provided in Section 4 hereof, until December 31, 2002 (the "Employment Term"). As of the Employment Commencement Date, the Company shall employ the Executive as the President of the Company reporting to the Board Directors of the Company (the "Board"); provided, however, that, between September 30, 2000 and January 1, 2001, the Executive may, in his discretion, elect to have the Board consider his appointment to the position of Chief Executive Officer of the Company as of January 1, 2001 and provided further, that if Executive does not elect to be considered by the Board for such position or if he elects to be considered but his election is rejected by the Board, he may return to the position of Chief Executive Officer of the Company's European Division at commensurate compensation terms as those set forth in Section 3 and shall be entitled to receive severance compensation pursuant to the terms set forth in Section 4 for the remainder of the Employment Term. At the end of the Employment Term, Executive and the Company understand and acknowledge that Executive's employment with the Company will constitute "at-will" employment. Executive and the Company acknowledge that after the Employment Term, this employment relationship may be terminated at any time, with or without good cause or for any or no cause, and with or without notice, at the option either of the Company or Executive. While employed by the Company, Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Board.

          (b)  Obligations.  While employed by the Company, Executive shall
               -----------
devote his full business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof, without the approval of the Board, so long as such activities do not interfere with his duties and obligations under this Agreement.

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     2.  Board Membership.  On the signing date, the Company agrees to nominate
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Executive for Board membership.


     3.  Compensation and Benefits.
         --------------------------

          (a)  Base Salary.  Commencing on January 1, 2000, the Company shall
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pay the Executive as compensation for his services a base salary at the annualized rate of $400,000, subject to annual increases at the discretion of the Board (the "Base Salary"); provided, however, that in the event that Executive is appointed by the Board to serve as the Chief Executive Officer of the Company, his Base Salary shall be increased to the annualized rate of $600,000. Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the required withholding. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

          (b)  Annual Bonuses.  During the Employment Term and for Company
               --------------
fiscal years ending after December 31, 1999, Executive shall be eligible to receive an annual cash bonus in an amount to be determined by the Compensation Committee of the Board (the "Annual Bonus"). Executive shall be eligible to receive the Annual Bonus based on the achievement of the target milestones specified by the Compensation Committee in its discretion that pertain to the Company's (i) EBITDA, (ii) customer base, and (iii) infrastructure for the fiscal year ending December 31, 2000; the Company's (i) earnings per share, (ii) customer base, and (iii) infrastructure for the fiscal year ending December 31, 2001; and the Company's (i) earnings per share and (ii) infrastructure for the fiscal year ending December 31, 2002 (the "Bonus Milestones"). For each such fiscal year, the Annual Bonus shall equal (i) 0% of the Executive's Base Salary for such year if less than 75% of the applicable Bonus Milestones are met, (ii) 33.33% of the Employee's Base Salary for such year if 75% of the applicable Bonus Milestones are met, (iii) a scaled linear percentage of the Executive's Base Salary (between 33.33% and 100%) for such year if between 75% and 125% of the applicable Bonus Milestones are met (e.g., Executive shall be entitled to 66.67% of his Base Salary for such year if 100% of the applicable Bonus Milestones are met), and (iv) 100% of the Employee's Base Salary for such year if 125% or more of the applicable Bonus Milestones are met. The payment of any Annual Bonus under this Section 3(b) shall be subject to Executive's employment with the Company through the end of the applicable Company fiscal year (which employment requirement does not apply with the respect to the Annual Bonus component of severance payments made pursuant to Section 4). Executive's Annual Bonus shall be reviewed annually by the Compensation Committee of the Board for possible increases in light of Executive's performance and competitive data.

          (c)  Stock Options.
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               (i)  Initial Option.   Upon January 1, 2000, Executive shall be
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granted a stock option covering 225,000 shares of Company Common Stock with a per share exercise price

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equal to the closing sale price of a share of the Company's Common Stock on the date of grant (the "Option"). The Option shall have a term of ten years, provided, however, that the Option shall terminate eighteen (18) months after Executive's termination of services as an employee, consultant or director of the Company. Except as otherwise specified in this Agreement, the Option is in all respects subject to the terms, definitions and provisions of the Company's 1998 Nonstatutory Stock Option Plan (the "NSO Plan"), as applicable, and the respective standard forms of option agreement thereunder (the "Option Agreement(s)").

               (ii)  Vesting on Initial Option.  One-third (1/3rd) of the shares
                     -------------------------
subject to the Option shall vest each anniversary of the Employment Commencement Date, so as to be one hundred percent (100%) vested on the third (3rd) anniversary of the Employment Commencement Date, subject to Executive remaining employed by the Company on such vesting dates.

               (iii)  Additional Option.  In the event that Executive is
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appointed by the Board to serve as the Chief Executive Officer of the Company,
Executive shall be granted an additional stock option covering 125,000 shares of Company Common Stock with a per share exercise price equal to the closing sale price of a share of the Company's Common Stock on the date of grant (the "Additional Option"). The Additional Option shall have a term of ten years, provided, however, that the Additional Option shall terminate eighteen (18) months after Executive's termination of services as an employee, consultant or director of the Company. The Additional Option shall vest monthly from the date of grant over the remaining months of the Employment Term, subject to Executive remaining employed by the Company on such vesting dates. Except as otherwise specified in this Agreement, the Additional Option shall be in all respects subject to the terms, definitions and provisions of the Company's NSO Plan, as applicable, and the respective forms of Option Agreement thereunder.

          (d)  Relocation Reimbursements.  From the Employment Commencement Date
               -------------------------
until January 1, 2001, the Company will reimburse the Executive for reasonable business class travel and living expenses, including airfare and hotel accommodations, incurred by the Executive traveling between the Company's offices and Italy and for similar expenses incurred on behalf of his immediate family with respect to their visiting and staying with Executive in the United
States, during the Year 2000.   In addition, in the event that the Board
appoints Executive to serve as the Chief Executive Officer of the Company on or after January 1, 2001, and Executive elects to serve as the Chief Executive Officer of the Company, the Company shall reimburse Executive for (i) reasonable moving expenses incurred by Executive and his family during their relocation from Executive's primary European residence to the United States and for (ii) reasonable housing accommodations to be mutually agreed to by the Company and Executive.

          (e)  Employee Benefits.  During the Employment Term, Executive shall
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be eligible to participate in the employee benefit plans maintained by the
Company that are applicable to other senior management of the Company to the full extent provided for under those plans, including, without limitation, the Company's life, group health and disability insurance, profit-

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sharing, deferred compensation and retirement plans, practices, policies and programs. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

          (f)  Bankruptcy Protection.  If, on or before the end of the first
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(1st) year of Employment Term, the Company files a petition pursuant to the
Bankruptcy Code under any chapter of the Bankruptcy Code, then Executive shall be entitled to receive a third-party guaranteed cash payment in an amount equal to eight hundred thousand dollars ($800,000), such payment to be made within ten
(10) business days of the date of such filing. To the maximum extent permitted by the Bankruptcy Code, the Executive's claim shall be a priority claim (as that term is used in the Bankruptcy Code) in any proceeding initiated under any chapter of the Bankruptcy Code.

          (g)  Automobile.  The Company shall, in its discretion, either make
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available to Executive an automobile or pay Executive a reasonable monthly auto allowance sufficient to lease or purchase an automobile and reimburse Executive for the maintenance and insurance costs of such automobile.

     4.  Termination of Employment.
         -------------------------

          (a)  Involuntary Termination Without Cause.  Subject to Executive's
               -------------------------------------
compliance with Section 5, if the Company terminates Executive's employment other than for Cause, and the Executive signs and does not revoke a release of claims with the Company, then the Executive shall be entitled to the following payments and benefits (the "Severance Benefits"):

               (i) Continued payments of Base Salary for a period equal to the lesser of (i) the period ending December 31, 2002, or (ii) one and one-half years; provided, however, that in no event shall the period of such payments be less than one year (the applicable payment period is referred to herein as the "Severance Period");

               (ii) Continued annual bonus payments over the Severance Period, payable bi-monthly and based on Executive's Annual Bonus for the prior year, or, if such payments are triggered prior to December 31, 2000, based on 100% of Executive's "on-target" bonus (e.g., Executive's prior year Annual Bonus was $600,000, the Severance Period is one and one-half years - Executive receives the aggregate amount of $900,000 in continued annual bonus payments bi-monthly over the Severance Period);

               (iii) Accelerated vesting of Executive's Option(s) as to that number of shares that would have vested had Executive remained employed during the Severance Period;

               (iv) Company-paid (to the same extent as for active executives) group health, dental and vision plan continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") through the

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lesser of (x) eighteen (18) months from the date of Executive's termination of employment, or (y) the date upon which the Executive and his dependents become covered under another employer's group health, dental and vision insurance plans that provide Executive and his dependents with comparable benefits and levels of coverage; and

               (v) A pro-rated bonus payment equal to 100% of Executive's Annual Bonus as in effect for the Company's fiscal year prior to the date of termination, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days prior to the date of termination during such year, and the denominator of which shall be three-hundred and sixty-five.

          (b)  Constructive Termination Following Change of Control.  Subject to
               ----------------------------------------------------
Executive's compliance with Section 5, if Executive resigns at any time within forty (40) days following a "Constructive Termination" (as defined herein) that occurs within one (1) month after a "Change of Control" (as defined herein), and the Executive signs and does not revoke a release of claims with the Company, then the Executive shall be entitled to the Severance Benefits.

     For the purposes of this Agreement, "Cause" shall mean (i) Executive's continued violation of Executive's obligation to perform the duties and responsibilities normally required of a chief executive officer which are willful or grossly negligent after Executive has been given written notice from the Board of Directors describing Executive's violation and Executive has had thirty (30) days to cure such violation; (ii) Executive's engagement in willful or grossly negligent misconduct which is materially injurious to the Company or its affiliates; (iii) Executive's conviction of or plea of nolo contendere to a
                                                           ---- ----------
felony, (iv) Executive's committing an act of fraud against or misappropriation of property belonging to the Company or its affiliates; or (v) Executive's material breach of this Agreement or any confidentiality or proprietary information agreement between Executive and the Company. However, Executive may not be terminated for Cause without (i) notice to Executive setting forth the reasons for the Company's intention to terminate for Cause, and (ii) an opportunity for Executive, together with his counsel, if any, to be heard before the Board.

     For the purposes of this Agreement, "Change of Control" of the Company shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with any other corporation if the merger or consolidation will result in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said
Act), directly or indirectly, of securities of the Company representing more than 40% of the total voting power represented by the Company's then outstanding voting securities.

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     For the purposes of this Agreement, "Constructive Termination" shall mean
(i) any material diminution of the Executive's duties, authority or responsibilities relative to the Executive's duties, authority as in effect immediately prior to such reduction, except if agreed to in writing by the Executive; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Executive remains Chief Executive Officer of the Company following a Change of Control and is not made the Chief Executive Officer of the acquiring corporation) shall not constitute "Good Reason;" or (ii) the relocation of the Executive to a facility or a location more than fifty (50) miles from the Executive's then present location, without the Executive's written consent.

          (c)  Other Termination of Employment. In the event Executive
               -------------------------------
terminates employment with the Company for any reason other than (i) by the Company not for Cause or (ii) by the Executive as a result of a Constructive Termination, then the Option shall only be vested as to the extent vested as of the date of termination of Executive's employment and Executive shall not receive any severance pursuant to the terms of this Agreement.

     5.  Conditional Nature of Severance Payments.
         ----------------------------------------

          (a)  Noncompete.  Executive acknowledges that the nature of the
               ----------
Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Executive's employment with the Company, it would be very difficult for the Executive not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees and acknowledges that Executive's right to receive the severance payments set forth above (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon the Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company, including, but not limited to, Adidas/Salomon, AcrTeryx, Burton, Lowe Alpine, Marmot, Moonstone, Mountain Hardware, Nike and Patagonia. Upon any breach of this section, all severance payments pursuant to this Agreement shall immediately cease.

          (b)  Non-Solicitation.  Until one (1) year after termination of
               ----------------
Executive's employment, upon the termination of Executive's employment with the Company for any reason, Executive agrees and acknowledges that Executive's right to receive the severance payments set forth above (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

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          (c)  Understanding of Covenants.  The Executive represents that he
               --------------------------
(i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.


     6.  Assignment.  This Agreement shall be binding upon and inure to the
         ----------
benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive following termination without cause. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

     7.  Notices.  All notices, requests, demands and other communications
         -------
called for hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

     If to the Company:    The North Face, Inc.
                           2013 Farallon Drive
                           San Leandro, California 94557
                           Attn:  Chief Financial Officer
                           ----

     If to Executive:      Karl Heinz Salzburger
                           at the last residential address known by the Company.

     8.  Severability.  In the event that any provision hereof becomes or is
         ------------
declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     9.  Confidential Information and Invention Assignment.  Executive agrees to
         -------------------------------------------------
enter into the Company's standard Confidentiality Agreement (the
"Confidentiality Agreement") upon commencing employment hereunder.

     10.  Entire Agreement.  This Agreement, the Stock Option Plan, the NSO
          ----------------
Plan, the

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employment agreement entered into between Executive and The North Face (Italy)
S.r.l., the respective stock option agreements and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

     11.  Arbitration and Equitable Relief.
          --------------------------------

          (a) Executive and the Company agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Alameda County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

          (b) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

          (c) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 11, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP.

     12.  No Oral Modification, Cancellation or Discharge.  This Agreement may
          -----------------------------------------------
only be amended, canceled or discharged in writing signed by Executive and a duly authorized officer (other than Executive) of the Company.

     13.  Withholding.  The Company shall be entitled to withhold, or cause to
          -----------
be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

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     14.  Acknowledgment.  Executive acknowledges that he has had the
          --------------
opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     15.  Legal Fee Reimbursement.  The Company agrees to directly pay
          -----------------------
Executive's reasonable legal fees associated with entering into this Agreement up to $2,500 upon receiving invoices for such services.

     16.  Governing Law.  This Agreement shall be governed by the internal
          -------------
substantive laws, but not the choice of law rules, of the State of California.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:


THE NORTH FACE, INC.


/s/ William Simon
----------------------------
William Simon


EXECUTIVE

/s/ Karl Heinz Salzburger
----------------------------
Karl Heinz Salzburger



Date: November 4, 1999



                     SIGNATURE PAGE OF EMPLOYMENT AGREEMENT

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